Exhibit 10.8

COLLECTIVE BARGAINING

AGREEMENT

between

INTERNATIONAL EXTRUSION CORPORATION/TEXAS

and

TEAMSTERS, LOCAL 19, AIRLINE, AEROSPACE AND
ALLIED EMPLOYEES AFFILIATED WITH THE
INTERNATIONAL BROTHERHOOD OF TEAMSTERS

Effective

March 27, 2006 through March 22, 2009

1

TABLE OF CONTENTS

	ARTICLE NUMBER	DESCRIPTION	PAGE NUMBER
		Preamble	1
ARTICLE	1	Recognition and Scope	1
ARTICLE	2	Management Rights	2
ARTICLE	3	Union Security	3
ARTICLE	4	Union Representation	5
ARTICLE	5	Classifications and Departments	6
ARTICLE	6	Hours of Service	8
ARTICLE	7	Overtime	10
ARTICLE	8	Shift Assignments	13
ARTICLE	9	Seniority	14
ARTICLE	10	Seniority Lists	16
ARTICLE	11	Vacancies	16
ARTICLE	12	Layoffs, Reductions and Recalls	18
ARTICLE	13	Grievance Procedure	20
ARTICLE	14	Arbitration Procedure	23
ARTICLE	15	Holidays	24
ARTICLE	16	Vacations	26
ARTICLE	17	Sick Pay	28
ARTICLE	18	Leave of Absence	29
ARTICLE	19	Bereavement Pay	31
ARTICLE	20	Jury Duty Pay	31
ARTICLE	21	Military Leave	32
ARTICLE	22	Medical and Other Insurance	32
ARTICLE	23	Wage Rules	33
ARTICLE	24	Safety and Health	35
ARTICLE	25	No Strike - No Lockout	38
ARTICLE	26	Maintenance of Standards	38
ARTICLE	27	Savings Clause	39
ARTICLE	28	General and Miscellaneous	39
ARTICLE	29	Sole and Entire Agreement	43
ARTICLE	30	Duration and Termination	43

APPENDIX	A	IEC/T Line of Progression	45
APPENDIX	B	Monthly Employee Insurance Deductions	46
APPENDIX	C	General Absentee Policy	47

APPENDIX	l	Hourly Wage Schedule	49

2

APPENDIX	2	Tie & Die and Maintenance Departments	51
APPENDIX	3	Implementation of General Wage Increase	52
		General Work Rules and Regulations	53

3

PREAMBLE

Agreement is made and entered into this 27th day of March, 2006, by and between International Extrusion Corporation-Texas (hereafter referred to as the “Company”) and Teamster Local 19, Airline, Aerospace and Allied Employees, Affiliated with the International Brotherhood of Teamsters, (hereafter referred to as the “Union”).

It is agreed between the parties signatory hereto, that the above mentioned Union is, and shall remain, as long as this Agreement is in force, the sole and exclusive Bargaining Representative for all persons working for the Company.  Employees working as guards, office workers, salesmen and supervisory personnel are excepted, as defined by the Labor-Management Relations Act of 1947, as amended.

ARTICLE 1
RECOGNITION AND SCOPE
SECTION A.

Pursuant to the National Labor Relations Board Certification in case no. 16-RC-9293, the Company hereby recognizes the Union as the sole and exclusive Collective Bargaining Agent for all employees described in Article 5 of this Agreement employed by the Company.

SECTION B.

This Agreement shall supersede all previous agreements by and between the Company and the Union or any other organization, or individual with respect to the classifications of employees listed in Article 5 of this Agreement and shall constitute the sole agreement between the Company and the Union.

SECTION C.	Any alteration or modification of this Agreement must be made by and between duly authorized representatives of the parties hereto and must be in writing.

SECTION D.

The Company’s operating regulations, basic rules of conduct affecting the employees and employee responsibilities, as revised from time to time shall be published and provided to the employees covered by this Agreement and the Union will be given a copy of all such rules, responsibilities and regulations.  Employees will be governed by such reasonable rules, responsibilities and regulations and other orders issued by properly designated authorities of the Company which are not in conflict with this Agreement.  The Union shall be provided with a copy of all new rules, regulations, responsibilities, and revisions thereto at least fifteen (15) days prior to their implementation.  The Union shall be entitled to challenge the reasonableness of such rules, regulations and responsibilities in accordance with the provisions of the grievance and arbitration procedure.

SECTION E.

Neither the company nor the Union shall discriminate against any employees because of such employees’ race, color, creed, religion, sex, national origin, age (to the extent prohibited by the Age Discrimination in Employment Act only), or disability (as prohibited by the Americans with Disabilities Act and the Texas Commission on Human Rights).

SECTION F.	Whenever the words “employee” or “employees” are used in this Agreement, they designate only such employees as are covers by this Agreement. Whenever in this Agreement employees or jobs are referred to in the male gender, it shall be recognized as referring to both male and female.
ARTICLE 2
MANAGEMENT RIGHTS
SECTION A.

The Company expressly retains complete and exclusive rights, powers and authority to manage its operations and direct its employees except as the terms of this Agreement specifically limit said rights, powers and authority.  These retained rights, powers and authority include, but are not limited to, the right to determine the methods of producing, selling, marketing, financing and advertising products and services; to determine the prices of products and services; to determine methods, processes, standards, means, schedules and volume of production, operation, fabrication, repair, distribution; to determine product lines and types and distribution of work within the locations, and the methods, processes, services, equipment and materials to be utilized; to establish, continue or discontinue processes, functions, operations and services and/or their performance by employees of the Company; to determine employees’ starting and quitting times and the number of hours per day and per week operations shall be carried on and any employee shall work; to determine the existence, amount or lack of work; to make and enforce reasonable rules for the maintenance of discipline, efficiency, security or safety; to hire, promote, demote, transfer, layoff, recall and terminate employees; to assign and to reassign employees to duties, shifts and hours of work; to discharge, suspend or otherwise discipline employees; to set, enforce and change production standards and methods of production to ensure quality control and the proper and efficient use of the working force and equipment.

ARTICLE 3

UNION SECURITY
SECTION A.

Subject to the provisions of the labor management Relations Act 1947, as amended, it shall be a condition of employment hereunder that all employees covered by this Agreement who are members of the Union in good standing on the date of execution of this Agreement who are members of the Union in good standing on the date of execution of this Agreement and all employees covered b this Agreement who became members of the Union in good standing subsequent to the execution date of this Agreement shall remain members in good standing through the term of this Agreement.

SECTION B.

Not withstanding anything to the contrary therein, Section A shall no be applicable if all or any part thereof shall be in conflict with applicable law; provided however, that if all or any part of Section A becomes permissible by virtue of a change in applicable law, whether by legislative or judicial action, the provisions of Section A held valid shall immediately apply.

SECTION C.

During the life of this Agreement the Employer shall deduct initiation fees and regular dues from the paychecks of employees who individually and voluntarily authorize such deductions in writing on the Check Off Authorization form provided by the Union for such deductions.

CHECK OFF AUTHORIZATION

To:  Any employer under contract with Local 19 of the International Brotherhood of Teamsters:

You are hereby authorized and directed to deduct from my wages, commencing with the next payroll period, an amount equivalent to dues and initiation fees as shall be certified by the Secretary/Treasurer of Local 19 and remit same to said Secretary/Treasurer.

This authorization and assignment is voluntarily and in consideration for the cost of representation and collective bargaining and is not contingent upon my present or future membership in the Union.  This authorization and assignment shall be irrevocable for a period of one (1) year from the date of execution or until the termination date of the agreement between the Employer and Local 19, whichever occurs sooner, and from year to year thereafter, unless not less than thirty (30) days and not more than forty- five (45) days prior to the end of any subsequent yearly period I give the Employer and Union written notice of revocation bearing my signature thereto.

The Secretary/Treasurer of Local 19 is authorized to deposit this authorization with any Employer under contract with Local 19 and is further authorized to transfer this authorization to any other Employer under contract with Local 19 in event I should change employment.

Date                       Signature

The initiation fees and dues amounts authorized in conformance with this Section shall be in consideration for the cost of representation and collective bargaining and is not contingent upon present or future membership in the Union.  Such authorizations shall be binding on the employees for the duration of this Agreement unless the authorization is revoked in accordance with the provision of the Taft Hartley Act of 1947, as amended.  No deductions shall be discontinued until the Employer has verified through the Union that the employee’s request for revocation is timely and proper.  The Union shall certify in writing a list of its new members, together with signed authorization cards and an itemized list of such initiation fees and dues to be deducted from such member’s paychecks.

Dues deductions shall be made from the second paycheck of each month and all initiation fees and dues withheld will be paid over to the proper officers of the Union within ten (10) days thereafter.  The following information will be reported and transmitted with the monthly check off: employee’s social security number, full name, dues rate, rate of pay and status of employment.

SECTION D.

The Union agrees that it shall indemnify the Company and hold the Company harmless from any and all claims which may be made by the employee against the Company by virtue of the wrongful application or misapplication of any of the terms of this Article.

SECTION E.

The Union agrees that written notice shall be given to the company at least thirty (30) days before the Company is required to remove such employee from his employment by reason of his failure to maintain his membership in good standing in the Union in accordance with Section A. of this Article.

SECTION F.

The Company will make available to the Union lists of new hires, terminations, layoffs, or recalls of employees covered by this Agreement.  Such lists will be prepared weekly and will show the name, hire date, termination date, layoff date and recall date of such employees who were hired, terminated, laid off and recalled during the week for which the list is prepared.  At the end of each month, the Company will proved the Union with a complete written list of names of all Bargaining Unit Employees including their Social Security number, classification, shift, department, and rate of pay.  Upon request, the Company will provide the Union with a current mailing list of all plant employees.  The list provided for in this Section will be mailed to the Local 19 Union office.

SECTION G.	It shall be the responsibility of any employee who is a member of the Union and is not on a dues deduction program to keep his membership current by direct payment of monthly dues to the Union.

SECTION H.	Should a deduction be missed, or in the event an insufficient amount is deducted, it is the employee’s responsibility to make the proper adjustment with the Union.

SECTION I.	Each employee must contact the Union to obtain a withdrawal card from the Union when leaving the job for any of the following reasons:

Leaves of Absence

Layoff

Military duty

Retiring

Resigning

Unpaid Sick Leave

Suspension

Should the employee fail to contact the Union to obtain and turn in a withdrawal card into the Union he or she will be held responsible for making payments of missed dues deductions to the Union.

ARTICLE 4

UNION REPRESENTATION

SECTION A.

The Company agrees to admit to its facilities the officially designated representatives of the Union to transact business as is necessary for the administration of this Agreement.  Such Union Representatives agree to make their presence known to the Plant Manager, or his designee, upon arrival at the Company facility.

SECTION B.	The Union shall select business representatives and shall notify the Company of their appointment or removal. The Company shall notify the Union of the appropriate Company representative hereunder.

SECTION C.

The Union shall elect or appoint Shop Steward (s), Chief Steward (s) and alternate Steward (s) as required by the Union, to conduct the Union business and shall notify the Company in writing within seven (7) calendar days of the election, appointment or removal of such Stewards.

SECTION D.

When it becomes necessary for a Shop Steward and/or any involved employee to engage in Union business, including the investigation and/or processing of a potential grievance, such Steward and/or involved employee will be permitted reasonable time to conduct such Union business provided the Steward and/or employee involved, notifies his respective supervisor prior to engaging in such Union Business.  Any Shop Steward who, as a result of conducting Union business, enters another Department, will notify the Supervisors in charge of his presence.  All time spent during regular working hours excluding break and lunch periods by a Shop Steward and/or other involved employee conducting Union Business in accordance with this Section shall be on Company time without loss of pay and shall be considered time worked for all purposes.

SECTION E.

Upon forty-eight (48) hours notification by the Union Business Representative, the Company will grant to any employee unpaid time off to perform Union Business off the Company property.  Such time off the property shall not be for the purpose of engaging in a concerted activity against the company and the Union agrees to cooperate with the Company to avoid any negative impact on Company production as a result of the use of this Section.

SECTION F.

Any employee who is questioned by any Company Representative where disciplinary action could result, will be permitted to obtain a Shop Steward to represent him during such discussion.  The Company will advise the employee of the nature of any such discussion prior to the commencement of such discussion.

SECTION G.	The Chief Shop Steward and Alternate Chief Steward will at all times be assigned to the shift and days off requested by the Union.

SECTION H.

No employee covered by this Agreement will be interfered with, restrained, coerced, harassed or discriminated against by the Union, by the company, or by their officers or agents, because of membership or non-membership in or lawful activity of the Union.

ARTICLE 5

CLASSIFICATIONS AND DEPARTMENTS

SECTION A.	All employees currently covered by this Agreement shall be recognized as being in a classification and department listed in this Agreement.

SECTION B.

If the Company establishes a new job classification within the bargaining unit during the term of this Agreement, the Company shall initially set the rate of pay for such new job classification.  The Company will notify the Union of any new classifications.  If the Union is not satisfied with the rate of pay established by the Company, it shall have the right within ten (10) days after the establishment of such new classification to file a grievance pursuant to Article 13 of this Agreement.  If the grievance proceeds to arbitration, the Arbitrator shall have jurisdiction to determine only whether or not the rate of pay established for such new job classification bears a fair relationship to the other rates of pay set forth in this Agreement, and if not, what rate of pay would bear such relationship.

SECTION C.

The filling of temporary and permanent job vacancies in any classification and department will be accomplished in accordance with Article 11.  The filling of shift vacancies within a classification and department will be accomplished in accordance with Article 8.

SECTION D.	The current job classifications covered by this Agreement are as follows:

Crew Leader

Journeyman Maintenance Mechanic

Journeyman Maintenance (Certified)

Master Maintenance Technician

Journeyman Die Repair

Journeyman Die Repair “A”

Master Die Repair Technician

Quality Assurance Technician

Anodizing Welder

Press Operator

Painter

Lab Technician

Crane Operator

Water Treatment Operator

Die Header

Die Repair Trainee

Saw Operator

Shipping/Receiving Clerk

Maintenance B/Helper

Lift Truck Operator

Fabricator

Head Stretcher

Assistant Painter

Die Runner

Ticket Writer

Janitor

Material Handler

SECTION E.	The current departments to which employees in the classifications listed in Section D may be assigned are as follows:

1.                         Anodizing and Water Treatment Department

2.                         Extrusion Department

3.                         Painting Department

4.                         Packing Department

5.                         Tooling Department

6.                         Maintenance Department

7.                         Shipping and Receiving Department

8.                         Fabrication Department

9.                         Fill and Debridge

ARTICLE 6

HOURS OF SERVICE

SECTION A. A regular shift shall consist of either:

1.       Eight (8) consecutive hours either inclusive or exclusive of meal period as described in Section H of this Article and inclusive of two (2) ten (10) minute paid rest breaks or:

2.       Ten (10) consecutive hours either inclusive or exclusive of a meal period as described in Section H of this Article and inclusive of two (2) ten (10) minute paid rest breaks.

3.       Authorized hours worked shall be paid to the nearest quarter hour.

SECTION B. A regular work week shall consist of either:

1.       Five (5) consecutive work days, Monday thought Friday for those employees whose regular shift consists of eight (8) consecutive hours or:

2.       Four (4) consecutive work days, Monday through Friday for those employees whose regular shift consists of ten (10) consecutive hours.

3.       The employees work week commences at the conclusion of his regularly scheduled days off.

SECTION C.

1. The first shift shall start no earlier than 5:00 a.m. and no later than 8:00 a.m.

2. The second shift shall start no earlier than 1:00 p.m. and no later than 4:00 p.m.

3. The third shift shall start no earlier than 9:00 p.m. and no later than 11:00 p.m.

SECTION D.

1. Provided they are available at the regular starting time, employees ordered to work for whom no work is provided shall receive a minimum of four (4) hours pay.  However, if the employee, with approval, elects to leave prior to the completion of the assigned work, he shall only be paid for the actual time worked.

2. In carrying out the above, employees shall be considered as having been scheduled to work if the Supervisor, Plant Manager, or the person in charge of the operation fails to notify such employees not to report by the end of the shift on the previous work day.

3. There will be no obligation for the Company to pay the minimum referred to in this Article in the event of storms, floods, fire, equipment or utility failures, shortage of materials, bomb threats or any other similar occurrences.

SECTION E.

The Company may at any time institute, discontinue or reinstate in any Department a four (4) day work week with ten (10) consecutive hours of work per day in accordance with Section A and B of this Article.  The union or employee will be given a two (2) week notice prior to implementation.

SECTION F.

There will be no more than one (1) starting time per classification and department on each shift without joint agreement between the Union and the Company.  The Company may, however, change a shift starting time for all employees in a particular classification and department, writing the limitations and parameters set forth in this Article when operational requirements necessitate such change, provided the effected employees are given written notice of the change as soon as the Company is aware of the operational requirements necessitating such change and at least fifteen (15) hours prior to the beginning of the new starting time.

SECTION G.

No employee will be scheduled by the Company to work more than one (1) shift during the same work week.  This provision shall not be interpreted to prohibit an employee from voluntarily working overtime on a shift other than his own.

SECTION H.

All employees will receive either a fifteen (15) minute paid meal period or a thirty (30) minute unpaid meal period approximately at the midpoint of their shift.  In addition, all employees will receive a ten (10) minute paid rest period between their regular starting time and the beginning of their lunch period as well as a ten (10) minute paid rest period at the mid-point between the regularly scheduled completion time of their lunch period and their regular quitting time.  The Company will advise each employee, shift and/or department as to which schedule is applicable to that employee, shift and /or department.  The Company may, however, change the schedule provided the Union and the effected employees are given three (3) calendar days written notice of the change.

SECTION I.

It is understood and agreed that as an economic necessity in unusual or emergency circumstances, the Company may establish shift starting times outside the parameters of Section C of this Article.  It is agreed that the effected employees will be given written notice of the change as soon as the Company is aware of the circumstances necessitating such change and at least fifteen (15) hours prior to the beginning of the new starting time.

SECTION J.	The Company will not hire or utilize any part time employees unless mutually agreed to between the Company and the Union.

SECTION K.

If the Company reduces the normally scheduled work week or the normally scheduled work day for more than two (2) weeks duration (excluding provisions in Section D) in a sixty (60) day period, the Company shall be compelled to lay off those employees with the least seniority in order to insure a five (5) day work week for the remaining employees.  The Company will give the Union and employees at least three (3) calendar days notice of such reduction.

ARTICLE 7

OVERTIME

SECTION A.  One and one half (1 ½) times the hourly rate of pay shall be paid as follows:

1.                    For employees working a work week consisting of five (5) consecutive eight (8) hour days.

a.                    All time worked in excess of eight (8) hours a day.

b.                   All time worked on a Saturday if employee has worked in each of the five (5) days of the work week (four (4) hour daily minimum).

c.                    All hours worked in excess of forty (40) regular hours in the work week if the employee has not worked in each of the five (5) days of the work week.

2.                    For employees working a work week consisting of four (4) consecutive ten (10) hour days.

a.                    All time worked in excess of the (10) hours in a day.

b.                   The first ten (10) hours worked on the employees first regularly scheduled day off if employee has worked in each of the four (4) days of the week (five (5) hours daily minimum).

c.                    All hours worked in excess of forty (40) regular hours in the work week if employee has not worked in each of the four (4) days of the work week.

SECTION B.  Double the hourly rate of pay shall be paid as follows:

1.  For employees working a work week consisting of five (5) consecutive eight (8) hour days.

a.                    All time worked on Sunday.

2.  For employees working a work week consisting of four (4) consecutive ten (10) hour days.

b.                   All time worked on Sunday.

SECTION C.  The following are general provisions for both Sections A and B of this Article:

1.  Employees assigned to the second and third shifts, if any, for the proceeding Friday and/or Saturday shall complete such shift(s) on Saturday and/or Sunday morning at a rate applicable for the proceeding Friday and/or Saturday.  Saturday and Sunday overtime premium pay will be waived in the event the Company adopts a seven-day work schedule for the plant or a portion thereof.

2.  If an employee has not worked a minimum of four (4) hours in each of the days of his scheduled work week, hours worked on Saturday will be counted toward the accumulation of forty (40) straight time hours worked during the work week.

3.  In no event shall hours used in computing overtime eligibility or paying overtime be pyramided or duplicated.

4.  Hours paid but not worked will be counted in determining overtime eligibility.

SECTION D.  For overtime purposes, a day is defined as the twenty-four (24) hour period beginning with the starting time of the employees regular work shift.

SECTION E.  The Company will give employees as much notice as possible of overtime opportunities.  Any employee required to work mandatory overtime during the regular week must be notified by his lunch period on that day (except as provided in Section J).  When an employee is required to work mandatory overtime on a Saturday, he must be notified no later than the end of his regular shift on Thursday.  For other than mandatory overtime, the company may at any time request that an employee worked overtime during the regular week or on Saturday or Sunday.  When so requested, the employee, at his option, may accept or decline the offered work.

SECTION F.  Where applicable, shift differentials and all other premiums shall be included in the hourly rate of pay for overtime purposes.  For purposes of computing overtime pay, paid sick leave, holidays, bereavement leave, vacation, jury service and any other time paid for by the Company or the Union shall be credited as hour worked.

SECTION G.  Employees working overtime either on a regular work day or on a regular day off will be granted lunch and break periods on the same basis as during their regular work shift.

SECTION H.  When an employee is offered overtime work either before or after his regular shift on his regular work day, he will be guaranteed at least two (2) hours of work unless otherwise agreed to between the supervisor and the employee.

SECTION I.  When an employee is offered overtime work on a regularly scheduled day off, he will be guaranteed a half shift of work unless otherwise agreed to between the supervisor and the employee.

SECTION J.  When overtime becomes known after the time periods specified in Section E and is necessitated by unknown circumstances of production, lateness or absentee and there are an insufficient number of qualified volunteers, the overtime will become mandatory hours and the overtime will be assigned in reverse order among the qualified employees currently on shift in the classification and department involved.

No employee will be required to work mandatory overtime in excess of four (4) hours for scheduled overtime or two (2) hours for unknown overtime on any regular work day or twenty (20) hours during any regular work week.

An employee will be excused from working mandatory overtime when such requirement would create a verifiable personal or family hardship.

SECTION K.  Should Saturday and Sunday mandatory overtime be required for more than two (2) weekends in a row, the Sunday of the third (3rd) week will be treated as voluntary overtime.  In the event of a production emergency or equipment breakdown requiring mandatory overtime on that third (3rd) Sunday, the Company will notify the Union as to the necessity of having to waive the voluntary overtime stipulation.  The next Saturday and Sunday will be treated as voluntary overtime.

SECTION L.

1.  There shall be established an overtime list of all employees, by classification, and department assigned on their respective shift.  The employee in each department with the most seniority in his classification being number one on the list, followed thereafter by all the employees assigned on the shift in the order of seniority.  After the original list is established, new hire employees, and employees transferring from another classification or department shall be charged with one more overtime opportunity than that of the highest employee on the respective list.

2.  Starting with the number one employee on the list, each employee will be given the opportunity to work overtime in rotation on their respective shifts, in their respective classifications and departments, provided it shall not be necessary to offer overtime opportunities to employees on vacation, sick leave, jury duty, bereavement leave, leave of absence, or suspension.

3.  Overtime lists shall be maintained and charges made to the employees in overtime opportunities as a need for overtime arises; the employees with the fewest amounts of opportunities shall be afforded the overtime opportunity in their respective “charged” position on the respective overtime list.  In the event an employee declines overtime offers, he shall be charged with having had his opportunity to work overtime.  This will include employees on a leave of absence, on sick leave, vacation, bereavement leave, suspension or on jury duty.

4.  If an employee who is at work and is eligible to work overtime does not receive his overtime work opportunity as entitled by rotation and is thus “bypassed”, the employee shall be given the next available overtime equal to the hours he would have worked had he not been bypassed.  The Company’s liability is limited to the employee bypassed.  The company shall not be required to call employees in order to offer overtime opportunities.  However, all overtime opportunities, which the Company elects to offer the employees by telephone, will be witnessed and initialed by the appropriate Shop Steward or the Chief Steward so they may be recorded as worker or declined.

5.  All overtime lists will remain posted on the Departmental Bulletin Board and will be updated daily (if applicable) in ink.

6.  A specific employee working on an assigned job during his regularly scheduled work may continue working on such job on overtime at the end of his shift for the purposes of completing the job.  In such case, the Company shall not be obligated to offer the overtime work in rotation order provided such job is completed within two (2) hours after the employee’s regular quitting time.  Such employee will be charged with an overtime opportunity.

7.  Maintenance employees will be assigned overtime on the basis of the area in which they are generally assigned.  For example, maintenance employees normally assigned to the Anodizing area shall be considered for the overtime work for maintenance in that area.

ARTICLE 8

SHIFT ASSIGNMENTS

SECTION A.                            Twice each year, in December and June, between the first and fifth, the Company will post a list of all available shift assignments within each classification and department.  The list will remain posted on the bulletin board for a period of not less than twenty (20) calendar days.  Each employee will without delay select the shift desired in his classification and department.  Such selection is to be made by the employee with the greater seniority first, then the next most senior, etc.  The Company will post the new shift assignments by the 1st of the following month, (January and July), to be effective the 2nd Monday thereafter.

SECTION B.                            An employee who fails to make his shift selection in turn, as provided in Section A of this Article, will be bypassed and will be subsequently assigned to the shift he chooses form the selections that remain available at the time that he notifies the Company that he is ready to make his selection.  If an employee is absent during this time he will be assigned to the shift of his previous selection subject to his seniority.

SECTION C.                            In the event an employee anticipates that he will be absent during the shift bidding period, he may supply his Supervisor and his Shop Steward with a written listing of his shift preference.  As such employee’s opportunity for this selection arises, he will be awarded the most preferred shift among those he has listed which remain available at the time.  The shift assignments will be effective no later than the 1st day of the calendar month following the shift selection unless mutual agreement is reached between the Company and the Union to extend the period.

SECTION D.                            No employee who changes shift in accordance with this Article will suffer any loss of regular straight time pay as a result of such shift change.  The Company will also provide such employee with his regular consecutive days off and any overtime due in accordance with Article 7 during transition from one shift to another.

SECTION E.                             The preceding Sections of this Article will not apply to Crew Leaders and employees of the Maintenance and Tool and Die Departments.  The Company will however consider requests for shift changes among these groups and will try and accommodate the employees.

SECTION F.                             Irrespective of the provisions contained in this Article, it is understood and agreed that newly hired employees may be assigned to any shift as determined by the Company during the first sixty (60) days of their employment for purposes of training and orientation.

ARTICLE 9

SENIORITY

SECTION A.                            Employees shall be placed on the seniority list only upon completion of the probationary period, at which time the seniority shall date from their most recent date of employment as a full time employee into a position that falls within the scope of the Bargaining Unit.

SECTION B.                            All newly hired employees will be in a probationary status for a period of sixty (60) calendar days provided they are hired into or promoted into jobs in Grades 6, 5 and 4 (as listed in Appendix 1).  Employees hired into or promoted into jobs in Grades 3, 2, 1 and Grades A and X shall be in probationary status for a period of ninety (90) days.  All probationary periods of time shall be cumulative in the event of layoff or termination and subsequent recall or rehire.  Only those days wherein the employee has been on the active working payroll of the Company shall be deemed as part of the probationary period, employees do not acquire but do accrue seniority and do not have access to the Grievance procedure in the event of discharge or discipline.

SECTION C.                            An employee shall lose his seniority and his name shall be removed from all seniority lists upon his retirement, resignation or discharge for just cause.  An employee will be considered to have resigned if he so notified the Company or if any of the following conditions exist:

1.                      He fails to return from an approved leave of absence.

2.                      He is on layoff and/or leave of absence for a continuous period of one (1) year.

3.                      He is absent from work for three (3) consecutive work days without notifying the Company of the reason for his absence.

4.                      He fails while on layoff, upon notice from the Company that he is being indefinitely recalled to report to the company for work within five (5) calendar days of receipt of the recall notice or he fails to notify the Company within forty-eight (48) hours of receipt of the recall notice that he intends to report to work within the aforementioned five (5) day period unless granted an extension of time as provided in Article 12, Section G.

SECTION D.                            When more than one (1) employee has the same seniority date, the senior employee shall be the employee with the lowest payroll number.

SECTION E.                             Any employee of the company who holds seniority in the Bargaining Unit and who subsequently accepts a transfer to a position not covered by this Agreement shall have his name removed from all Bargaining Unit seniority lists on the sixtieth (60th) calendar day following his transfer to such position not covered by this Agreement.  During such sixty (60) day grace period such transferring employee will accrue all seniority held in the Bargaining Unit and may return to the Bargaining Unit for any reason.  However, any employee who returns to the Bargaining Unit during the aforementioned sixty

(60) day period and subsequently accepts another transfer to the same or any other position not covered by this Agreement will have his name removed from all Bargaining Unit seniority lists on the first (1st) day of such subsequent transfer and he may not thereafter return to the Bargaining Unit except as a new hire employee.  There will be no temporary assignments to non Bargaining Unit positions except by mutual agreement between the Company and the Union.

ARTICLE 10

SENIORITY LISTS

SECTION A.                            The Company shall prepare and post two (2) seniority lists.  One such list will be referred to as the Bargaining Unit Seniority List and it will list all Bargaining Unit employees in the order of their most recent date of hire with the Company in a position covered by this Agreement regardless of what classification or department are assigned to.  The second seniority lost will be referred to as the Classification Seniority List and it will list all Bargaining Unit employees by classification and department as described in Article 5, in the order of their most recent date of hire with the Company in a position covered by the Agreement.

SECTION B.                            The Company will post current seniority lists during the months of January and July of each year. Prior to the posting of any seniority lists, copies of such lists will first be supplied to the Local Union Business Representative.

SECTION C.                            All seniority lists shall be final and binding if not justifiable protest is made in writing to the Company within thirty (30) days following the posting and submission to the Union.

ARTICLE 11

VACANCIES

SECTION A.                            The Company will post all job openings and vacancies when they arise on appropriate bulletin boards next to each employee time clock.  The vacancy will be posted by job classification and shift and will set for the job duties and requirements.  Such postings will remain on the bulletin boards for not less tan seven (7) calendar days.  In the event an employee anticipates that he will be absent during the bid procedure, he may supply his supervisor and his Shop Steward with a written bid.  Vacancies and openings will be filled based on the criteria set forth in Section B herein.  When such positions are filled, the Company will post the bid award on the bulletin board identified above.  (Employees in their probationary period are not eligible to participate in the bid process.)  If no qualified candidates for the position are identified during the bid process, the company may seek applications from outside the workforce to fill the position.

SECTION B.

1.              The purpose of the following is to delineate a policy with regard to seniority application at the plant.  In all cases of promotion, layoff or recall within and to a classification, department or the plant, the following factors shall apply:

a.                    Fitness to perform the job

b.                   Qualifications and ability

c.                    Department seniority

d.                   Plant seniority

When a) and b) are relatively equal, c) and d) will apply.

2.              For the purposes of administration of this Agreement, the following terms and definitions will be applicable:

a.                    “Fitness to perform the job” means the physical ability and dexterity to successfully complete the full scope of the work.

b.                   “Qualification and ability” means demonstrated ability to perform the work.

c.                    “Departmental seniority” shall mean seniority within a particular department.

d.                   “Plant seniority” means the amount of continuous service at International Extrusion Corporation/Texas.

e.                    “Line of progression” is the sequence of jobs through which an employee gains knowledge of departmental procedures and may progress as displayed in Appendix A.

SECTION C.                            When there are no successful bidders in a department, then the available opening will be filled from bidders in the entire plant.  The Company will select the successful bidder based upon the criterion listed in Section B with preference being given to an individual who is currently classified in the positions listed in the Line of Progression, Appendix A.  The successful bidder for any job vacancy will report to the new job on the agreed to report date.

SECTION D.                            All employees transferring to a different classification as a result of bidding into a job vacancy shall be given a reasonable trial period not to exceed sixty (60) days.  During the trial period, the company will provide the training and guidance necessary to help the employee learn and perform the job.  In the event that the employee fails to demonstrate satisfactory progress towards learning and performing the job at any time during the sixty (60) day period, a disqualifying letter will be given to such employee.  Such letter will give the reason or reasons for the employee’s removal from the job in question.  At any time after thirty (30) days in the new position but prior to sixty (60) days in the new position an employee may voluntarily disqualify himself from the new position.  In such event the employee will be permitted to return to this previous classification and department.  An employee who is disqualified form a job may not bid on the same job again for a one (1) year period after the date of his disqualification.  Once an employee has completed the qualification period, his name will be permanently added to the seniority list for that classification.

SECTION E.                             The Company shall have the right to make temporary transfers with regard to seniority for a period of up to thirty (30) days.  Further extensions may be agreed to by the Company and the Union.

SECTION F.                             The classifications of crew leader, lab technician and quality control technician shall be non-bid positions.  The promotion and/or the demotion from any of these classifications will be the exclusive right of the company and not subject to the grievance and arbitration procedure.  The cause will be explained to the employee and the Union

In the bidding and selection process for Maintenance and Die

Repair positions, the successful bidder will have to meet certain minimum requirements and qualifications as will be outlined on the bid sheet.  Any new requirements and qualifications will be furnished to the Union prior to implementation.

SECTION G.                            The Company does not have to consider the bid of an employee who is on an extended absence or is in a trial or probationary period or who has had two (2) successful bids during the prior twelve (12) months.

SECTION H.                            All bids will be done on a prescribed triplicate form.  The employee shall retain one copy and forward the other copy to the Personnel Office and the Union.  An employee bidding for more than one (1) vacancy shall indicate the order of preference on each form.  When the Company has selected the employee to fill the vacancy, it shall notify such employee of such award and post on all bulletin boards a bulletin showing the name and seniority date of the employee selected.  Such bulletin shall remain posted for a minimum of seven (7) calendar days.  The Company will provide a list of the awarded bids to the Union prior to implementation.

ARTICLE 12

LAYOFFS, REDUCTIONS AND RECALLS

SECTION A.                            In the event of a formal general layoff or reduction in force for an extended period, the Company will give seven (7) calendar days written or posted notice of such reduction to employee(s) with the least seniority in classification(s), department(s) or plant where the reductions are to be made.  This formal notice of reduction will serve as notification to all plant employees of an impending layoff or reduction.

SECTION B.                            An employee upon receiving notification of being affected by a reduction may exercise any seniority rights he has in his own or any other classification, department or the plant to displace any employee junior to him.  In exercising seniority rights, the classifications that an employee has right to must be taken in sequential order.

Any employee displaced as a result of the procedure outlined in Section B by a more senior employee will then become entitled to follow the same procedure as outlined in Section B in exercising his seniority rights.  This procedure will keep repeating itself until such a time as the most junior employees are in position to be laid off.

SECTION C.                            An employee who is on layoff or who is displaced to another classification as a result of receiving a layoff or reduction notice shall continue to accrue seniority.

SECTION D.                            Employees on layoff or displacement will be recalled to the highest paid classification in which they hold seniority and in which jobs are available in accordance with their seniority.  On the recall of employees the most senior employee holding seniority in the classification involved shall first be recalled, then the next most senior and so forth.

SECTION E.

1.                    The Company will advise employees if recalls are to be

considered permanent or temporary.

2.                    The refusal of a temporary recall back to work by an employee shall not jeopardize his right to future permanent recalls.

3.                    An employee who refuses permanent recall will forfeit all seniority rights in the future and his service with the Company will be terminated.

4.                    An employee will be paid the rate of pay as outlined in Appendix 1 of the classification to which he is called back, or the rate of pay he was making prior to the time of layoff, whichever is the higher of the two.

SECTION F.                             The Company will strive to meet the notice requirement stipulated in Section A since it is designed to provide some degree of advanced warning to those employees who are scheduled to be laid off and become unemployed through no fault of their own.  However, there shall be no financial penalties attached for the failure to meet the notice requirement.  The notice requirements do not apply where there are only internal increases or decreases in the number of employees in a given classification or department because of fluctuations in business or scheduling and no layoffs are to occur.

SECTION G.                            In the restoration of forces, the company is to mail a certified or registered notice of such opening to the laid off employees entitled thereto, giving such employees not more than forty-eight (48) hours from receipt or refusal of notice to notify the Company as to whether or not he intends to return to the services of the Company.  Such employees shall actually report for work no later than five (5) calendar days from receipt of notice from the Company to report for work, but he will be granted a reasonable extension of time upon written notice requesting such if it is necessary due to employment elsewhere.

SECTION H.                            All notices required to be sent under this Article shall be sent in writing at the last address filed by the employee in writing with the Company.  Each laid off employee shall thereafter promptly advise the company and the Union, in writing, of any change in address and will receive a receipt of said notification.  There shall be no obligation on the part of the Company to recall an employee who fails to keep his current mailing address on file with the Company as herein provided.

SECTION I.                               The Company and the Union will meet and review lay off, reduction and recall lists before the effective dates to insure the placement of employees is correct.  Should an inadvertent incorrect assignment be made, the employee has no claim against the Company and/or the Union.  The employee will, however, be moved to the correct assignment as soon as possible.

SECTION J.                             Should a formal general lay off be as a result of any reason listed in Article 6, Section d, the seven (7) calendar day notice period will be waived.

SECTION K.                            An employee shall have the right to have the Company hold all unused vacation and unused sick pay while on layoff.

SECTION L.                             Employee in the classifications and/or departments affected by a reduction in force but who are not involved in the layoff or reduction in force shall be allowed two business days after the notice of the reduction to submit bids to the Company requesting a volunteer layoff.  The requested voluntary layoffs will be granted in seniority order and the employees who are laid off will be placed on layoff status on the posted date of the reduction in force for the duration of the reduction in force.

In no event will voluntary layoff request be honored, if in the opinion of the Company, it would reduce the number of qualified employees so as to cause operational difficulties.

ARTICLE 13

GRIEVANCE PROCEDURE

SECTION A.                            A grievance is hereby defined as a claim against the Company by an employee, a group of employees or the Union involving the interpretation of application of this agreement and/or the discharge or discipline of any covered employee.

SECTION B.                            Except for grievances involving discharge all other grievances will be processed as follows:

1.     VERBAL DISCUSSION

The employee will first present his complaint verbally to his immediate Supervisor for discussion and possible solution within seven (7) calendar days from the date that the employee has knowledge of the incident upon which the complaint is based. Such discussion will take place on Company property during the employee’s regular working hours with no loss of pay to any of the discussion participants.  All time spent in such discussion will be considered time worked for all pay purposes. If the discussion between the Supervisor and the employee does not resolve the problem, the Supervisor will provide the employee with a note stating they were unable to resolve the matter and the employee may proceed to the 1st Step Written Grievance as set for forth below. Settlements made in the verbal discussion stage shall not constitute a precedent.

2.     1ST STEP WRITTEN GRIEVANCE

In the event the complaint is not resolved through the verbal discussion, the employee or his representative may file a first step written grievance by filling out a standard grievance form supplied by the Union. The written grievance will be presented to the Plant Manager or his designee, within seven (7) calendar days after receipt of the Supervisors note stating they were unable to resolve the matter. The Plant Manager will answer all First Step Grievances in writing within seven (7) calendar days following the receipt of the written grievance.  Such written answer will be addressed to the grievant with a copy to the Chief Shop Steward.  1st Step Written Grievances shall not constitute a precedent.

3.     2ND STEP WRITTEN GRIEVANCE

If the decision of the Plant Manager is not satisfactory, the Union may appeal the grievance to the Operations Manager by mailing or presenting a written letter of appeal to the Operations Manager within fourteen (14) calendar days after the Chief Steward’s receipt of the Plant Manager’s written decision.  The Operations Manager will on a monthly basis, meet either the Union Representative or the Chief Steward in an attempt to settle all grievances that have been appealed to the 2nd step.

During such monthly grievance meetings the Company and the Union may appeal the right to call other employees, steward or supervisors into such meetings for the purpose of assisting in the determination of facts and the settlement of the pending grievance.  All time spent by employees of the company during their regular work time in the monthly grievance meeting will be without loss of pay and will be considered time worked for all pay purposes.  The monthly meetings will be held on Company property unless the parties mutually agree to a different location.  The date and time of each monthly meeting will be mutually agreed to in advance.  In the event there is no 2nd Step Grievance to discuss, the parties may dispense with the meeting for that month or they may meet to discuss other potential or actual problems. The Operations Manager will answer all 2nd Step Grievances in writing within seven (7) calendar days following the monthly meeting. The written answer(s) will reflect the settlement of the grievance(s) agreed to during the monthly meeting.  Such written answer(s) will be addressed to the grievant with a copy to the Union Business Agent.

SECTION C.                            DISCHARGE PROCEDURES

In those instances where the Company discharge a non-probationary employee for other than attendance infractions, such action will not be impose until a fact finding meeting is held between the Plant Manager, the employee, and at the Union’s discretion, the Business Representative and/or Chief Steward. Such meetings will be held within three (3) work days of the date of the Company’s written notice of its intent to take disciplinary action. The meeting will be held at a time mutual agreed to by the Union and the Company. The purpose of such meeting is to determine all pertinent facts prior to reaching a final decision. The Plant Manager will, within three (3) calendar days after such meeting, render a decision in writing to the employee and his Union Representative giving the precise reasons for the decision rendered. In the event the Plant Manager’s decision is unsatisfactory employee may file a written grievance directly to the Plant Manager within seven (7) calendar days by presenting or mailing such grievance to the Plant Manager.  The Union Representative, the Plant Manager and the grievant will meet within fourteen (14) calendar days to settle the grievance.  After such meeting a decision will be rendered unless mutually agreed to extend.

SECTION D                              Within fourteen (14) calendar days after the receipt of the written decision of the Plant Manager, the Union Representative may appeal any unresolved grievance to arbitration by serving a written notice upon the Plant Manager of its intention to do so.  Such arbitration shall thereafter be processed in accordance with Article 14 Arbitration Procedure.

SECTION E.                             By written mutual agreement between the Company and the Union Business Agent, any of the procedures and/or time limits that appear in this Article may be waived.

SECTION F.                             The Company recognizes the right of the Union to file a Group Grievance on behalf of the Bargaining Unit as a whole or individual Bargaining Unit members who are affected by a common issue, disciplinary action or discharge.

SECTION G.                            Failure on the part of the Company to issue its decision within the time limits stipulated or failure on the part of the employee or the Union to process an appeal within the time limits stipulated shall constitute a waiver of the party’s position unless an extension of time has been mutually agreed to in writing.  The date of receipt by the Company or the Union and/or the dated confirmation of fax transmission will be proof of receipt.

SECTION H.                            No employee will be warned, disciplined or discharged without just cause.  Progressive discipline as provided in the Company’s General Work Rules and regulations and as agreed to by the Union will be used for proven rule infractions that occur within a twelve (12) month period.

ARTICLE 14

ARBITRATION PROCEDURE

SECTION A.                            Within ten (10) calendar days after the receipt of the notice of the intent to submit the unsettled grievance to arbitration, the parties shall attempt to mutually select an impartial arbitrator.  If the parties are unable to agree on an Arbitrator within such period, the Union shall request the Federal Mediation and Conciliation Service to submit a list of seven (7) persons qualified to act as the impartial Arbitrator.  A Representative of the Company and a Representative of the Union shall meet within five (5) days of the receipt of the list and shall alternately strike three (3) names from the list, the party to strike first to be selected by lot.  The seventh (7th) remaining man shall thereupon be selected as the impartial Arbitrator.

SECTION B.                            The parties shall enter into a submission agreement which shall clearly state the arbitrable issue or issues to be decided by the Arbitrator, the submission shall contain the written grievance and the Company’s disposition of the same with notation that the parties could not agree upon a submission agreement.  Either party may also submit its proposed version of the arbitrable issue to be decided by the Arbitrator.

SECTION C.                            During the hearing each party shall have full opportunity to present evidence and argument, both oral and documentary.  The impartial Arbitrator will render his findings and award in writing within thirty (30) calendar days after the conclusion of the hearing or after receipt of formal brief.  The decision of the impartial Arbitrator shall be final and binding.  The impartial Arbitrator shall have no authority to modify, amend, revise, add to or subtract from any of the terms or conditions of this Agreement.

SECTION D.                            All arbitration hearings will be held alternately at the Company’s Waxahachie facility and the Union’s Grapevine Office unless a different arrangement is mutually agreed to by the parties.

SECTION E.

1.         Each of the parties hereto shall assume all of their expenses in presentation of their cases including compensation, traveling expenses and other expenses of its witnesses called or summoned by it and each of the parties shall assume one half (1/2) of the expenses of the arbitrator.  It is understood that if an employee assigned to the swing or graveyard shift is absent from work on his next regularly scheduled shift which begins on the calendar day he attends an arbitration hearing, such absence will be deemed an absence from work to participate in the arbitration proceeding.

2.         If a stenographic transcript is made of the arbitration proceeding, the party making the request shall bear its expense, unless the request is made by the arbitrator, in which case the cost of the transcript will be shared equally by the Company and the Union.  In the event the party not requesting the transcript decides at the hearing or later to obtain a copy, the entire cost of the reporting and transcribing of the transcript shall be shared equally by the Company and the Union.

ARTICLE 15

HOLIDAYS

SECTION A.                            The following holidays shall be recognized:

Memorial Day

Fourth of July

Labor Day

Thanksgiving Day

Friday After Thanksgiving Day

Day Before or Day After Christmas Day

Christmas Day

Day Before or Day After New Year’s Day

New Year’s Day

Employee’s Employment Anniversary Day

Employee’s Birthday

SECTION B.                            An employee who has completed his probationary period prior to a recognized holiday and has worked his last scheduled work day prior to the holiday and his next scheduled work day after the holiday, shall receive eight (8) hours holiday pay at his normal straight time hourly rate.  Where a recognized holiday falls on a Saturday or Sunday, it will usually be celebrated on Friday or Monday.  In the absence of prior management approval or written medical verification, employees must work the full eight (8) hour shift on both the preceding and following work days in order to receive holiday pay.

SECTION C.                            If an employee works on a recognized Holiday, he will receive two (2) times the hourly rate of pay for all hours worked plus holiday pay.  Such hourly rate for time worked shall be inclusive of shift differentials and all other applicable premiums.

SECTION D.                            The Anniversary Day holiday and the Employee Birthday holiday will be credited to each eligible employee on each anniversary date of employment and each birth date.  They must be taken during the next twelve (12) months at a time of the employee’s choice.

A new hire employee will not be entitled to an Anniversary holiday or Birthday holiday until he has completed one (1) year of employment with the Company.

The Anniversary holiday or Birthday holiday may be taken with vacation time provided they are bid at the time the employee bids his vacation.  Either of these holidays not bid in conjunction with vacation will be selected as provided in paragraph 5 & 6 of this Section.

The Anniversary holiday or Birthday holiday will not be granted on other recognized holidays.

Requests for the Anniversary holiday or Birthday holiday will be granted on a first come first served basis in seniority order among all employees in the classification and department.  Requests for either holiday must be made not less than seven (7) days nor more than thirty (30) days in advance of the requested date.  The requested holiday will be granted in writing immediately provided the allotted number of employees as provided in Paragraph 6 of this Section have not already been granted an Anniversary or Birthday holiday on the date in question.

In classification and departments of less than ten (10) employees, at lease one (1) employee will be permitted to take an Anniversary or Birthday holiday on any day of the year except as provided in Section D.  Where there are ten (10) or more employees will be permitted to take an Anniversary or Birthday holiday on any day of the year except as provided in Section D.

SECTION E.                             A holiday shall be recognized as the twenty-four (24) hour period beginning with the employee’s regularly scheduled starting time unless the Union and the Company mutually agree to a different arrangement.

SECTION F.                             In the event that any recognized holiday, excluding the Anniversary or Birthday holiday, falls during an employee’s vacation, such vacation shall be extended and additional day of paid vacation for each such holiday.

SECTION G.                            In the event the Company requires employees to work on a holiday, the Company will first seek volunteers to work in seniority order, among the employees in the classification and department on the shift affected.  In the event there are insufficient volunteers, the Company may offer the holiday work to employees on another shift, classification and/or department.  In the event there are still insufficient volunteers to work on the holiday, the Company may assign additional employees to work in reverse seniority order among the employees in the applicable classification and department on the applicable shift.  Such holiday work must be assigned at least seven (7) calendar days prior to the holiday.

ARTICLE 16

VACATIONS

SECTION A.                            Each employee who has completed at least one (1) year of continuous employment with the Company shall, following his first anniversary of employment date, and following each anniversary date thereafter, be entitled to receive vacation with pay in accordance with the following schedule:

YEARS OF CONTINUOUS	VACATION
SERVICE COMPLETED	TIME PAID
1 year	1 week
2 years	2 weeks
8 years	3 weeks
15 years	4 weeks

SECTION B.                            Vacation pay for one (1) week shall be computed at forty (40) times the employee’s straight time hourly rate just prior to the receiving the vacation check, and vacation pay for one day shall be computed at eight (8) times such straight time hourly rate.

SECTION C.                            Each employee shall be considered as having a year’s continuous employment each completed year starting from his last anniversary date in which he has worked at least fourteen hundred and forty (1,440) straight time hours.

SECTION D.                            An employee who has worked less than fourteen hundred and forty (1,440) hours during his anniversary year will have his vacation adjusted by one twelfth (1/12) of one, two, three or four weeks vacation pay for each month the employee did not work one hundred and twenty (120) straight time hours.

SECTION E.

1.         An employee who terminates or terminated after he has completed twelve (12) months or more of continuous service with the Company shall be granted one-twelfth (1/12) of two, three or four weeks vacation pay, whichever applies, for each month of service since his last anniversary date in which month he has completed 120 straight time hours.  An employee who has not completed the aforementioned twelve (12) months of service will not be eligible for any vacation payment.

2.         An employee who has completed one (1) year or more of active service and is granted as leave of absence in excess of thirty (30) days may elect to receive vacation pay in lieu of vacation which has been accrued and/or earned but not taken.

3.         An employee recalled from layoff or returning from a leave of absence in excess of thirty (30) days, who has already been paid for his earned and/or accrued vacation, will be permitted to take such vacation time without pay provided that the scheduled time for such vacation has not already passed.  While such employee is off, he will be considered on vacation.

SECTION F.                             Vacations shall not be cumulative and must be taken within the twelve (12) month period when due.  All employees shall receive their vacation pay of the regular pay days when is due, regardless of when the employees anniversary date occurs.  If the Company consents, the employee may elect not to take his vacation, in which case he will receive pay in lieu thereof.

SECTION G.                            In the event that any of the holidays excluding Anniversary Holiday and Birthday Holiday after January 1, 1995, provided in this Agreement should occur during an employee’s vacation, such vacation shall be extended an additional day of paid vacation for each such holiday(s).

SECTION H.                            Vacation scheduling will be set up by the eligible employee with the department and supervisor he is reporting to.  The Company, in scheduling vacations, will without interfering with efficient operations, consider the wishes of the employees.  In the event of a conflict in vacation schedules, recognition shall be given to seniority

SECTION I.                               In classifications and departments of less than ten (10) employees a minimum of one (1) employee per shift will be allowed on vacation on the same day.  In classifications and departments of ten (10) or more employees a minimum of ten percent (10%) of the employees on each shift will be allowed on vacation on the same day.  No day of the year shall be blocked out, except inventory dates.  The minimum numbers and percentages provided in this Section will not apply when they would provide an operational hardship.

SECTION J.                             Those employees who terminate or have been terminated or laid off and who have less than twelve (12) months continuous service will not be eligible for any vacation payment.

SECTION K.                            All employees will be permitted to split their vacations into unlimited forty (40) hours increments provided that an employee who splits his vacation into two (2) parts will be permitted a choice for the second period in seniority order from the periods available after all employees have made their first selection.  Al vacation splits in excess of two (2) will be bid at the same time and will be awarded in seniority order.  Employees may use earned individual vacation days for accomplishing necessary personal business, provided prior Company approval is obtained.

SECTION L.                             An employee’s vacation will commence in conjunction with his regularly scheduled days off and once scheduled an employees vacation will not be changed without his agreement.  In the event the employee’s days off change after he has been assigned a vacation period, the vacation period will be adjusted to correspond to the employees new days off.

SECTION M.                           After the posting of the vacation schedules each year, employees who have been assigned a vacation and wish to change it may do so by making such request in writing at least seven (7) calendar days prior to the first day of the desired vacation period.  Such requests to change vacation periods must be honored only if there is an open vacation slot as described in Section I, during the time period requested.

ARTICLE 17

SICK PAY

SECTION A.                            All employees covered by this Agreement and who have worked for the company one (1) year shall commence to accumulate up to three (3) days sick pay at a rate of ..0129 per straight time hour worked to a maximum of twenty-four (24) hours.

All employees covered by this Agreement and who have worked for the Company two (2) years shall commence to accumulate up to four (4) days sick pay at a rate of .0173 per straight time hour worked to a maximum of thirty-two (32) hours.

All employees covered by this Agreement and who have worked for the Company three (3) years shall commence to accumulate up to five (5) days sick pay at a rate of .0216 per straight time hour worked to a maximum of forty (40) hours.

SECTION B.                            Sick leave pay will be accrued in equal weekly increments throughout the year for any week the employee had worked a major portion thereof, and may not be taken faster than accumulated.

SECTION C.                            A day of sick leave pay shall be a full days pay at the employee’s regular straight time hourly rate of pay.  In the event of illness or injury which causes an employee to be absent for less than a full day, such employee shall receive sick pay for those hours that he is absent for less than a full day, such employee shall receive sick pay for those hours that he is absent and his account will be debited only in the amount paid.

SECTION D.                            An employee injured in the performance of his work who is sent to a doctor during this regular shift shall suffer no loss in his regular straight time pay and his sick pay account will not be debited for the day.  The employee may however use any accrued sick pay during the statutory waiting period.

SECTION E.

1.         Each employee shall have the option of receiving, on the pay day following the employee’s anniversary of each year, one (1) hour of regular straight time pay for each hour of unused sick pay that has accumulated in his/her account during the previous twelve (12) calendar months to a maximum of that which is accrued.

2.         If the employee does not elect to receive payment of accumulated and unused accrued sick leave eligibility then the hours shall be carried forward into the next anniversary year.  Such hours shall only be carried forward from the anniversary year ending into the next anniversary year.  The employee shall request roll-over at least two weeks before the employee’s anniversary date.

3.         The total accrued unused sick leave hours must be paid out or rolled over into the next anniversary year; there shall be no apportionment of hours between the two options.

SECTION F.                             Any employee who has completed at least one (1) year of service with the Company and voluntarily terminates

SECTION G.                            Employees will be counseled, warned, disciplined or discharged for absences from work as described in the General Absentee Policy which appears in Appendix C of this Agreement.  Such warnings, discipline and/or discharge will occur only when the employee’s absenteeism or tardiness is excessive as defined therein.

ARTICLE 18

LEAVES OF ABSENCE

SECTION A.                            PERSONAL LEAVE OF ABSENCE

1.         Upon written application from an employee, the Company may grant a personal leave of absence without pay, not to exceed thirty (30) days in duration.  The employee may be granted extensions of such personal leave if approved by the Company and the Union.  An employee may not be employed while on a personal leave of absence.  Seniority shall continue to be accrued during the period of any personal leave of absence.

2.         An employee who requests to return to work from his “personal” leave of absence will be returned to his former department shift and classification, unless he has been displaced by a more senior employee in which case he may exercise his seniority in accordance with Article 12.

3.         Wage progression and benefit accrual shall not be affected during the first fifteen (15) days of a “personal leave of absence”.

SECTION B.                            MEDICAL LEAVE OF ABSENCE

1.         The Company will, upon written application, accompanied with a written statement from the employee’s physician confirming the need, grant a “medical leave of absence” without pay, not to exceed ninety (90) days for illness or injury that prevents an employee from working.  Such leave will be extended for additional thirty (30) day periods to a maximum of one (1) year provided the employee is able to substantiate his continued inability to work.  Once the employee is released by his doctor to perform his normal job functions, he shall return to work at the Company.

2.         Seniority while on a medical leave of absence shall accrue for the entire period of such medical leave of absence.  Upon return from medical leave of absence, the employee shall be assigned to his former department, classification, shift and days off unless a more senior employee has displaced him in which case he will exercise his seniority in accordance with Article 12.  No employee shall be considered ready to return to work unless such employee is medically released to perform his normal job function.  Wage progression and benefit accrual shall not be affected during the first two (2) weeks of medical leave of absence.

3.         An employee shall exhaust all sick leave not previously taken during any medical leave.  An employee may if he chooses, exhaust all vacation time he has not taken.

4.         Consistent with applicable law, the Company at its sole expense has the right to request employees who seek medical leaves of absence to see a Company physician and/or obtain an independent medical examination to confirm the need for leave.

SECTION C.                            A request for leave of absence by an employee must be made in writing prior to such leave being granted by the Company.  All leaves granted by the Company will be granted in writing.  An employee must submit the medical documentation to support a leave request within seventy-two (72) hours of the start of the leave or the leave will be denied retroactively and any absences for the interim period will not be approved or excused.

SECTION D.                            No leave will be granted under this Article to work elsewhere, unless agreed to otherwise by the Company and the Union.  Unless agreed to otherwise by the Company and the Union, any employee working elsewhere while on a leave granted within this Article will be subject to termination.

SECTION E.                             In order to maintain medical and/or dental coverage during the first ninety (90) days of any leave of absence, the employee must make self-payments to the Company of an amount equal to the normal weekly employee contribution.  After the ninety (90) day period the employee may elect the COBRA option.

SECTION F.                             The provisions of this Article will be modified where necessary to conform to the provisions of the Family Leave Act.

ARTICLE 19

BEREAVEMENT PAY

SECTION A.                            In instances of the death of a member of the immediate family of any employee, the Company will, where requested, grant a paid bereavement leave of absence not to exceed three (3) work days provided he attends the funeral.  In addition to the three (3) days paid bereavement leave, the employee will, upon request, be granted a personal leave of absence without pay and in accordance with Article 18 in order to extend his absence from work.

SECTION B.                            In the event of a serious illness or the impending death of a member of an employee’s immediate family, the employee may request a personal leave of absence without pay in accordance with Article 18.

SECTION C.                            The term “immediate family” as used in this Article is defined as consisting of the following: spouse, children (natural, step or adopted), mother, father, stepparents, father-in-law, mother-in-law, brother, sister and grandparents of the employee.  One (1) day will be granted for grandchildren and the grandparents of spouse.  One (1) day of unpaid leave will be granted for aunt, brother-in-law and sister-in-law.

SECTION D.                            At the request of the Company, the employee shall furnish verification of his legitimate absence in accordance with the provisions of this Article.

ARTICLE 20

JURY DUTY PAY

SECTION A.                            An employee called for jury duty shall be entitled to the difference between his jury duty pay for each day of jury duty and eight (8) times his straight time hourly rate of pay in effect a the time he is called to serve.  Expense money received by the employee as a result of jury duty service shall not be included when calculating the above difference.

SECTION B.                            Jury duty differential pay shall be given for each day of actual jury duty service, not to exceed in the aggregate ten (10) days during any twelve (12) month period for any employee.

SECTION C.                            In order to be eligible for payment, an employee must notify Human Resources within twenty-four (24) hours of receipt of the notice of selection for jury duty and must furnish a written statement from the appropriate public official showing the date and time served and amount of jury pay received.

SECTION D.                            The provisions of this subsection shall not apply in cases during which the employee is not scheduled to work, including vacation periods, authorized leaves of absence, layoffs, Saturdays or Sundays, nor instances where the employee has volunteered for jury duty.

SECTION E.                             The Company may at its discretion, if the need of the operation so indicates, elect to petition the Court to release the employee from jury duty.  If the Court does release the employee from jury duty, the above provision for jury pay becomes inapplicable.

ARTICLE 21

MILITARY LEAVE

SECTION A.                            An employee entering military service will be placed on military leave of absence in accordance with the provisions of the appropriate Federal Statues.

SECTION B.                            An employee who is a member of a military reserve unit and who is required to participate in “active duty for training” or “inactive duty for training” shall be granted military leaves of absence without pay for the periods of such training assignments.  Employees who must perform “inactive duty training” once a month on specified days other than their regularly scheduled days off will be granted the military leaves of absence provided herein for the calendar days when such training takes place, regardless of what shift such employees are regularly assigned to.

SECTION C.                            Any employee applying for leave under this Article will give the Company at least five (5) working days notice prior to reporting date, if possible.

SECTION D.                            A leave of absence for this purpose shall not affect an employee’s vacation, seniority or longevity rights.

ARTICLE 22

MEDICAL AND OTHER INSURANCE

SECTION A.                            The Company shall provide medical, dental, life and temporary disability coverage as described in the Group Insurance booklets, or in the Company’s determination, substantially equivalent benefits, to regular full-time employees effective the first of the month following sixty (60) days from the date of hire.

SECTION B.                            To be eligible for this benefit plan an employee must have completed the prescribed waiting period.  Coverage under the benefit plan will be terminated the last day of the month during which employment terminates, providing that the employee pays their share of the premium for the entire month.  Provisions of COBRA will apply to the medical and dental coverage of the insurance for continuous purposes.

SECTION C.                            The current cost to the employee for particular coverage is outlined in Appendix B.

SECTION D.                            Any future increase in Plan costs for medical insurance during the term of this Agreement will be shared 60% by the Company and 40% by the employee.  Any increase for dental insurance or short-term disability insurance will be paid solely by the employee.

SECTION E.                             Any employee who is absent and does not receive their normal paycheck will be responsible for making their insurance deduction payments or the Company, at it option, may take the required missed deductions for the employee’s check after their return to work.

ARTICLE 23

WAGE RULES

SECTION A.                            The wage rates are set forth in Appendix 1.  The job classifications and pay grades are set forth in Article 5 and Appendix 1.  An employee will proceed in the wage schedule in accordance with his length of time in the applicable pay grade.

SECTION B.                            All employees will be paid once a week on Friday for the day and graveyard shift and on Thursday for the swing shift during the regular working hours.  The payment on such pay days shall include all wages due for the one (1) week period through the preceding Saturday.  Paychecks will contain an itemized statement showing hourly rate of pay, regular hours worked, overtime hours worked, an explanation of all deductions and the total amount of earnings and taxes paid for the current year.  In the event a recognized holiday falls on a regular pay day, the Company will ensure that paychecks are prepared and distributed on the work day prior to such holiday.

SECTION C.                            No money will be withheld from an employee’s paycheck without prior notice.  In the event of an over-payment of wages, the Company may recover such over-payments only if the proper paycheck deductions as described in this Section begin within thirty (30) days after the over-payment.  When there is a shortage of pay on an employee paycheck, the Company will issue a supplemental paycheck to cover the shortage within three (3) business days after it is reported by the employee, provided the employee reports the shortage within thirty (30) days after it occurs.

SECTION D.                            The wage rates set forth in Appendix 1 are minimum rates only.  The Company may hire new employees at any rate and the employee shall thereafter progress in accordance with the wage progression schedule from that point and at the time intervals set therein.

SECTION E.                             If an employee is promoted to a job classification with a higher hourly rate of pay at the thereafter step of progression scale, such employee will receive the minimum rate of pay for that classification he is promoted to that provides him with an hourly wage increase and he will thereafter proceed in the wage schedule in accordance with the date of his initial entry into such classification.

SECTION F.                             All automatic progression and scheduled wage increases provided for in this Agreement will be effective on the first Monday of the month.  Promotional pay increases shall become effective on the first day worked in the new assignment.

SECTION G.                            Straight time pay when used in reference to pay for hours worked shall include the hourly wage rate and any and all hourly premiums.  Straight time pay when used in reference to pay for hours not worked or benefits shall be the hourly wage rate exclusive of all hourly premiums.

SECTION H.                                                        All employees required by the Company to attend hearings, investigations or training classes shall receive the normal hourly rate or overtime rate, whichever is applicable.

SECTION I.

1.               Any employee who is regularly scheduled to the swing shift shall receive a premium of thirty cents ($.30) per hour for each hour worked.

Any employee who is regularly scheduled to the graveyard shift shall receive a premium of thirty-five cents ($.35) per hour for each hour worked.

2.               During the Anodizing Department’s summer peak hour shift assignments, the employees who are required to work abnormal shift hours will be paid premiums as follows:

1st shift - .30 cents per hour worked

2nd shift - .40 cents per hour worked

SECTION J.                                                          Employees leaving the service of the Company will be given their final paycheck(s) on or before the effective date of their termination provided that in the event of a voluntary resignation the employee must give the Company at least three (3) calendar days notice of his intent to resign.  If the employee does not give the required three (3) days notice his check will be made available or mailed, whichever is applicable, on the next regular payday.

SECTION K.                                                        Any contractual anniversary increases will be given on the dates listed in Appendix 1 in addition to progression or promotional increases due at the same time.  If the employee’s rate is within an amount less than the normal progressionary increase from the job rate, they will receive the amount of the contractual anniversary increase above the job rate, if not, the contractual anniversary increase will merely be considered an additional progressionary increase.  The next progressionary increase will be given as scheduled and the contractual anniversary increase will not take them above the job rate.

SECTION L.                                                         Any employee who is reduced to a lower paying classification because of a reduction in force will retain his rate until such a time as he is recalled to his former classification or bids to a new classification.

Employees who bid to, are demoted for cause, choose to go to or choose to remain on a lower paying classification on a permanent basis shall, at the time such election is made, receive the rate of that lower classification as listed in Appendix 1.

SECTION M.                                                      The Company may pay rates in excess of the minimum wage rates set forth in this Agreement.  When the Company does such, it will notify the Union.

SECTION N.                                                        The Company may establish a performance bonus pay program at any time during the term of this Agreement.  Such program payoffs would be in addition to the wages paid in accordance with the terms of this Agreement.  The establishment of the standards, amounts of payoff, criteria and the total implementation, administration or discontinuance of such a pay program rests exclusively with the company and would not be subject to any of the terms of this Agreement.

SECTION O.                                                       An employee transferring into the die Repair Trainee job who is above the minimum rate will remain at that rate of pay until the scaled in Appendix 1 passes his rate of pay.

ARTICLE 24

SAFETY AND HEALTH

SECTION A.                                                        The Company affirms its responsibility to provide a safe and healthful working environment for all employees.  The Company further agrees to comply with all local, state and federal health and safety laws and regulations.  The Union and the employees recognize their duties and responsibility to assist in the maintenance of these standards. To the extent that the Union acquires certain participatory rights in subsequent subparagraphs and/or to the extent that the Union exercises those rights afforded by law, it is not the intention of the parties to diminish the employer’s exclusive responsibility.

SECTION B.                                                        There will be established four (4) safety committees:  Accident Review Committee, Hazard Abatement Committee, Health and Safety Training Committee and Employee Involvement Committee.  Each safety committee will be comprised of either one (1) Manager or one (1) Supervisor and four (4) committee members from the Bargaining Unit with two (2) members from the Bargaining Unit selected by the Union.  Committee members will serve on a rotating basis and will meet on a scheduled basis with a minimum of one (1) committee meeting each month.

There will also be established an Executive Health and Safety Committee which will be comprised of the Operations Manager, Plant Manager, Safety Coordinator, Human Resources Manager, Chief Shop Steward and one (1) other Union Steward.  There will be a minimum of one (1) such committee meeting each month.

All meetings will be on the employee’s regular shift and will be considered paid time.

SECTION C.                                                        All employees will immediately bring to the attention of a Supervisor or Committee member any unsafe or unhealthful conditions or practices they observe.  Once notified about a needed unsafe or unhealthful condition the Company will initiate the proper corrective action.

SECTION D.                                                        No employee shall be required or permitted to work under unsafe or unhealthful conditions.  If such condition arises the immediate Supervisor shall be notified immediately.

SECTION E.                                                          The Company shall furnish all necessary safety devices for employees working hazardous or unsanitary work, and employees will be required to use or wear such devices in performing such work.  Safety devices shall be provided without cost to the employee and shall be appropriated to the hazards present.  The Company further agrees to provide medical surveillance for employees for whom surveillance is required by law.

SECTION F.                                                          Whenever employees are engaged in painting, spraying with

solvents, cleaning agents or any caustic materials, the employees performing such work shall be supplied with appropriate safety devices and protective clothing by the Company.  No other employees shall be required or permitted to work in areas affected by such painting, or spraying.

SECTION G.                                                        No employee will be allowed to work alone for any extended duration without adequate surveillance during such assignments.  Where responsible, adequate surveillance is not available the Company will provide it by assigning a second person to the job.

SECTION H.                                                        The Company hereby agrees to maintain safe, sanitary and healthful working conditions in all shops and facilities and to maintain on all shifts emergency first aid equipment at a first aid station to take care of its employees in case of accident or illness.  The Company agrees to designate a doctor to call in an emergency.

SECTION I.                                                             The Company agrees to furnish good, artificially cooled drinking water and sanitary fountains; the floors of the toilets and washrooms will be kept in good repair and in a clean, dry, sanitary condition.  Employees will cooperate in maintaining the foregoing conditions.  Shops and washrooms will be lighted, ventilated and heated in the best manner possible.

SECTION J.                                                        The Company will furnish appropriate aprons, gloves and overalls to all employees required to work with acids or other chemicals that are injurious to clothing while such employees are engaged in such activities and employees will be required to wear such equipment.

SECTION K.                                                        Employees injured while at work shall be given medical attention at the earliest possible moment and employees shall be permitted to return to work without signing any release of liability pending the disposition or settlement of any claim for damages or compensation.  It is the responsibility of the injured employee to notify the Company immediately after he has knowledge of such injury, when possible.  Any employee who requires treatment or therapy will schedule such treatment so as not to interfere with his normal work shift.  An employee shall not suffer a loss of time when relieved by the Company from his work for the necessary time to take a medical examination, treatment, or therapy required on account of any injury sustained while at work.  On the day of the injury the Company will pay the employee for all lost time from work.

SECTION L.                                                         Any employee who has been incapacitated at work by occupational injury will be allowed to return to work provided he can perform his normal and regular duties and if available, he will be given preference to light work if he is able to handle such work satisfactorily.

SECTION M.                                                      Except for those hand tools that employees normally and customarily purchase themselves, all other special tools required by the Company will be furnished by the Company at no cost to the employees except that the replacement of safety equipment or tools, that were provided by the Company and that must be replaced because of repeated damage or loss due to the employee’s negligence shall be paid for by the employee responsible.

SECTION N.                                                        The Company reserves the right to send, at any time and at the Company’s expense, an employee to a recognized doctor, hospital or medical clinic to have the employee examined or tested to insure that he is physically, mentally or emotionally capable of performing his job.  All employees agree as a condition of employment to abide by this procedure and authorize any medical facility so used to release information obtained to the appropriate Company representative.

ARTICLE 25

NO STRIKE - NO LOCK OUT

SECTION A.                                                        There shall be no strikes, including sympathy strikes, slowdowns or stoppage or work of any kind, picketing or hand billing by the Union or any Bargaining Unit employee and the Union will not cause any Bargaining Unit employee to, nor sanction any Bargaining Unit employee for refraining to, take part in any strike, including sympathy strikes, slowdowns or stoppages of work of any kind against the Company during the term of this Agreement.  The Company shall not lockout any Bargaining Unit employee during the term of the Agreement.

SECTION B.                                                        Any strike, slowdown or stoppage of work of any kind, picketing or hand billing by the Union or any Bargaining Unit employee during the term of this Agreement shall constitute cause for immediate termination.  Upon termination of a Bargaining Unit employee for violation of this provision of this Agreement, the only matter which should be subject to the grievance/arbitration provisions of the Agreement shall be whether or not such terminated Bargaining Unit employee engaged in conduct prohibited by this Article.

ARTICLE 26

MAINTENANCE OF STANDARDS

SECTION A.                                                        No employee shall suffer any inadvertent reduction or increase of wages or benefits as a result of the execution of this Agreement.

SECTION B.                                                        Supervisors shall not perform work on a job customarily performed by an employee in the bargaining unit except that there shall be no restrictions upon the work performed by supervisors or other managerial personnel in the instruction and/or training of employees; troubleshooting; experimental work in connection with the development of new products; new or changed equipment or procedures; or on work performed in emergencies affecting or threatening to affect the safety of persons, buildings or equipment; or on work when production difficulties are encountered; or on work which is negligible in amount.  If a supervisor is going to perform such duties as described above for an extended period, he shall first notify the Shop Steward.

ARTICLE 27

SAVINGS CLAUSE

SECTION A.                                                        Should any part hereof or any provision herein contained be rendered or declared invalid by reason of any existing or subsequently enacted legislation, or by any decrees of a court of competent jurisdiction, such invalidation of such part or portion of this Agreement shall not invalidate the remaining portions hereto, and they shall remain in full force and effect.

SECTION B.                                                        In the event that any of the provisions of this Agreement are in conflict with or are rendered inoperative or unlawful by virtue of an duly enacted law or regulation of any governmental agency or commission having jurisdiction over the Company, the Company and the Union will meet and negotiate changes necessary, pertaining only to those provisions so affected or directly related thereto.

ARTICLE 28

GENERAL AND MISCELLANEOUS

SECTION A.                                                        All temporary or permanent changes in an employee’s pay rate or status of employment including by not limited to transfers, promotions, demotions, layoffs, leaves of absence or work assignments will be made in writing and the employee will be given a copy upon request.

SECTION B.                                                        An employee leaving the service of the Company will, upon request, be furnished with a letter setting forth his length of service, beginning and ending rate of pay and a list of all classifications hereunder in which such employee has worked.

SECTION C.                                                        The Company will provide and install locked glass faced bulletin board(s) in location(s) convenient to the employees and agreeable to the Union, for the posting of Union notices.  The Union will mark such bulletin board(s) with the designation “International Brotherhood of Teamsters”.  The keys to such bulletin board(s) will be retained by the Union Business Agent, The Chief Steward and the appropriate Company officials.

SECTION D.                                                        One personnel file shall be maintained for each employee containing all records, reports, letters, warnings and other disciplinary action involving such employee.  Upon request to his immediate supervisor, and at a mutually convenient time, such file shall be open to the employee and/or specifically authorized Union representatives for review.  No record, report, letter, warning or other derogatory material will be used against the employee after one (1) year from date of issue or entry.  The employee will be given copies of all disciplinary actions entered into his personnel file.

SECTION E.                                                          The Company will furnish, clean, and maintain five (5) sets of uniforms or overalls for all crane operators, maintenance, die runners and waste treatment operators at no cost to the employee.

SECTION F.                                                          No employee or prospective employee shall be asked by the

Company to submit to a polygraph or similar lie detector test.

SECTION G.                                                        When the Company initiates the use of new equipment and/or methods, necessary training with respect to same will be offered to those employees who normally perform the work in the affected classification and department, on Company time, in seniority order, at no cost to the employee.

SECTION H.

1.               Under government regulation, the Hourly Employee’s Retirement Savings Plan has been established whereby the Company and eligible employees may contribute a specified amount for each hour worked.  The funds will be placed in a Retirement trust Account and will be managed by an independent trustee.  Company contributions remain in the Trust Fund and cannot be returned to the Company under any circumstances.  Provisions are made for a vesting schedule, withdrawal of all or part of each employee’s contribution, temporary suspension of participation and sharing of Company contribution and fund earnings, all in accordance with government regulations.

2.               The schedule of Company contribution for the term of the contract will be as follows: thirty cents ($.30) per hour for each hour worked.

The amount of the minimum participant’s contribution for the term of the contract will be as follows: ten cents ($.10) per hour worked.

3.               Each participant will have the option to contributing the minimum participants contribution as specified above or an amount equal to three (3) times ninety cents ($.90) the Company’s contribution in five cent ($.05) per hour increments.  A participant may elect to have his contributions raised from the minimum yearly rate to the maximum rate at any time during the year.

4.               A participant contributing the maximum may reduce his contribution back to the minimum at any time; however, he may not elect to move up to the maximum contribution again until the next anniversary date of the contract.

5.               Regardless of which option the participant selects, the Company’s contribution will be only the amount specified above.

6.               A summary of the Plan shall be made available to all employees.

7.               A copy of the entire Plan will be furnished to the Union.  The plan will be available for inspection at the office of the Company and/or the Union during the normal business hours.

8.               The Plan is continually subject to Internal Revenue Service approval and other cognizant authority.  The Company and the Union acknowledge that if changes are required in order to maintain tax-exempt status and qualifications, the Company will submit such changes and the Union will be notified.

9.               Employees covered by this agreement and who have worked for the Company one (1) year have the option to participate in the Company’s Direct Deposit Program with only one change in a direct deposit institution per calendar year.

SECTION I.                                                             It shall be the sole responsibility of employees to notify the Company personnel office in writing of their current address and telephone number and changes thereof.  The Company shall be considered as having complied with any notice requirement if such notice requirement is sent to the employee’s last address on record.

SECTION J.                                                        Mutual agreement to waive any condition of this agreement shall not constitute a precedent for any further waiver of such condition.

SECTION K.                                                        If a severe decline in business results in a major reduction in the number of plant employees, thereby reducing the number of required supervisors, the Company, after notification to the Union, may use supervisors to perform the work in crew leader, quality control and lab technician classifications, which are covered by this Agreement.  This Section supersedes other provisions of this Agreement.  Because of this action and during this period, the employee displaced by a supervisor will suffer no reduction in his hourly rate of pay.

SECTION L.                                                         Unless provided elsewhere in Agreement, no benefit program currently being enjoyed by employees covered by this Agreement will be discontinued as a result of the signing of this Agreement.

SECTION M.                                                      Employees will be allowed shift trades under the following:

1.               All shift trade agreements must be in writing and in the same department and same classification, signed by both parties involved and will be approved by the regular supervisor of the employee initiating the trade and the regular supervisor of the other employee and may be approved between other classifications and departments provided the employees are qualified.

2.               No probationary employee may shift trade.

3.               Every person who commits to a shift trade will be required to show up on time and work the entire shift. Should a verifiable emergency occur, the employee must make arrangements for someone who is qualified to cover the shift.

4.               In the event an employee is tardy on a shift trade he will be subject to the discipline as outlined in the Company’s current tardiness policy.

5.               Failure to show up or cover the shift trade will result in disciplinary action in accordance with the attendance policy plus a thirty (30) day shift trade suspension.

6.               A shift trade may be effective with at least forty-eight (48) hours prior acknowledge of the Company.

7.               Parties engaging in a trade that has not been previously acknowledged will lose their shift trade privileges.

8.               No additional premium pay or overtime will be involved because of any shift trade.

9.               No double shifts will be worked as a result of a shift trade.

SECTION N.                                                        There will be in the plant a Labor Management Committee consisting of four (4) members representing the Company and four (4) members representing the Union.  The Committee shall endeavor to maintain harmonious relations, shop efficiency, safety and maximum production.

a.               The Company and the Labor Committee will meet quarterly to discuss conditions or problems relating to this Agreement.  The agenda of the meeting will be outlined, reviewed and approved by the Operations Manager before the meeting.

b.              The four (4) employees representing the Union shall not be all from any one department.

c.               The Labor Committee members attending the above meeting shall attend the meeting without loss of wages not to exceed two (2) hours.

SECTION O.                                                       Words used in the singular form shall be deemed to include the plural, and vice versa, in all situations where they would apply.

SECTION P.                                                         Headings to Articles, Sections or subsections of the Agreement have been supplied for convenience only and are not to be taken as limiting or extending the meanings of any of the provisions of the Agreement.

SECTION Q.                                                       The Company shall offer all employees who have completed their probationary period the opportunity to join either the Teamster’s Credit Union or the City Employees Credit Union and have funds payroll deducted.

SECTION R.                                                        Should any employee who has shown a pattern of absence or who has given reason to suspect the validity of the request, request to leave work because of illness, the Company may require such employee to obtain a doctor’s certification showing the employee was ill and was treated within the following twenty-four (24) hours.  Failure to comply with the supervisor’s request for a doctor’s certification will be handled in accordance with the General Work Rules.

SECTION S.                                                         Should the Company add a provision in the Drug, Alcohol and Controlled Substance Policy to provide for random testing, all employees will adhere to the provisions as outlined.  Added provisions will be provided to the Union prior to implementation.

SECTION T.                                                         Any job descriptions used in the administration of this Agreement are to be considered as general guidelines and for informational purposes only.  The Company and the Union recognize that certain duties, tools or products as outlined within a particular classification may change or vary during the term of the Agreement and may not be currently specified in the descriptions.

ARTICLE 29

SOLE AND ENTIRE AGREEMENT

This Agreement concludes all collective bargaining between the parties hereto and supersedes all prior agreements and undertakings, oral or written, express or implied, or practices, between the Company and the Union or its employees, and expresses all obligations and restrictions imposed on each of the respective parties during its term.

ARTICLE 30

DURATION AND TERMINATION

This Agreement shall be effective March 27, 2006 and shall remain in full force and effect until midnight March 22, 2009.  Unless written notice of a desire to modify or to terminate this Agreement is given by either party to the other at least sixty (60) days, but not more than seventy-five (75) days prior to the expiration date thereof, it shall continue in full force and effect from year to year thereafter.  Notice as provided in this Article, whether specifying a desire to terminate or to modify at the end of the current contract year, shall have the effect of terminating this Agreement.

FOR THE COMPANY:

INTERNATIONAL EXTRUSION CORPORATION/TEXAS

BY:	DATE:

BY:	DATE:

BY:	DATE:

FOR THE UNION:

TEAMSTERS, LOCAL 19, AIRLINE, AEROSPACE AND ALLIED EMPLOYEES AFFILIATED WITH THE INTERNATIONAL BROTHERHOOD OF TEAMSTERS

BY:	DATE:

BY:	DATE:

BY:	DATE:

BY:	DATE:

BY:	DATE:

BY:	DATE:

Appendix A

Line Of Progression

Grade	Tool & Die	Maintenance	Extrusion	Anodizing	Paint Line	Distribution	Packing	Fabrication Q.C.

X	-Master Die	-Master Maint.
	Repair Tech.	Tech.
A	-Journeyman	-Journeyman
	Die Rep. “A”	Maint.-Cert.
1	-Journeyman	-Journeyman	-Extrusion
	Die Rep.	Maint.	Welder
2				-Press	-Painter			-Q.C.Tech.
			Operator					(Appoint)
3			-Die Header	-Lab Tech.	-Lab Tech.
					(Appointed)	(Appointed)
					-Crane Opr.	(All Others)
-WT/CRU Opr.
4	-Die Repair	-Maint “B”	-Saw Opr.	-Head Stretcher		-L.T. Opr.	-Asst. Painter	-L.T. Opr.
		-L.T. Opr.	-Fabricator
	Trainee	(All Others)		(All Others)	(All Others)			(All Others)
(All Others)
		-Ship/Rec Clk			-Saw Opr.	-Anodizing	-L.T. Opr.	-Ship/Rec Clk
(All Others)		(All Others)			(All Others)		Welder	(All Others)
-L.T. Opr
(All Others)
5	-Die Runner		(All Others)
6		-Janitor		-Mat. Handler	-Tkt.Writer	-Tkt.Writer		-Tkt.Writer
-Mat.
		(All Others)			(All Others)	(All Others)	(All Others)
	(All Others)	Handler
					-Mat. Handler		-Mat. Handler
	-Mat. Handler				(All Others)	(All Others)		(All Others)

APPENDIX B

MONTHLY EMPLOYEE INSURANCE DEDUCTION

MEDICAL AND OTHER INSURANCE

CURRENT EMPLOYEE INSURANCE DEDUCTIONS

Medical

GreatWest

Tier	Employee Cost
Employee Only	$29.13 per week
Employee and dependent	$62.08 per week
Employee and family	$83.15 per week

Assurant Dental

Tier	Employee Cost
Employee Only	$6.52 per week
Employee and dependent	$12.77 per week
Employee and family	$17.38 per week

Safeguard Dental

Tier	Employee Cost
Employee Only	$6.82 per week
Employee and dependent	$13.63 per week
Employee and family	$19.42 per week

Disability

Short Term Disability	$4.04 per week

APPENDIX C

GENERAL ABSENTEE POLICY IEC-TX

We realize that a certain amount of absenteeism may occur.  There can be occasions where sickness and emergency will arise.  The design of the following program allows for such occurrences and yet provides a means to take positive disciplinary action when an employee’s absentee record becomes excessive.

Any day an employee is going to be late or absent from work, he is required to call his supervisor 30 minutes prior to the start of their shift.  An early notification of their lateness or absence is essential in scheduling the workload in their department and reassigning some of their duties to others if necessary.

The telephone number at International Extrusion Corp. - TX is (972) 937-7032.  If no answer, employee must call back in 10-minute intervals.

All call-ins must be made to the Supervisor of the department where the employee is assigned.  Each Supervisor’s extension number will be activated with voice mail.  If the supervisor does not answer, the employee should leave the following information, their name (clearly), the day in which they will be late and/or absent, the reason for the tardy or absence.  If the employee is going to be later or absent longer than originally stated, they are required to call and advise the HR department of the change.  The above applies to all employees.

Each time an employee fails to report for work as scheduled (regular hours and/or mandatory overtime hours); such absence will be considered an occurrence of absence unless excused for one of the reasons listed below.  An absence that occurs on consecutive days for the same reason will be counted as one (1) occurrence.

Absence due to any of the following verifiable reasons will not be counted as an occurrence.

a.             Vacations and holidays.

b.             Industrial injuries and approved leaves of absence in accordance with the Family Leave Act.

c.             Military leave, funeral leave, jury duty and approved union business.

The intent of sick pay is to allow employees the benefit of pay while sick.  Sick days or partial days due to unplanned illnesses and time away from work for pre-planned medical or dental appointments will not be assessed (an occurrence) as long as the employee uses earned sick time available in the current year.

Any unapproved absence will result in an occurrence.  All occurrences will be recorded on a twelve (12) month rolling period.  Therefore, each occurrence will be removed twelve (12) months from the date of the occurrence.  The fifth (5th) occurrence will result in disciplinary action.

Occurrences are determined by the following criteria:

Circumstances	Occurrences Charges
Absent (called in)	1
Tardy (up to 4 hrs)	5
Tardy (over 4 hrs)	1
Leave Early (up to 4 hrs)	.5
Leave Early (less than 4 hrs)	1
No Show – No Call	2.5

Progressive Disciplinary Procedure:

Occurrences	Disciplinary Action
1 to 4	No Action
5	Verbal Warning
6	Written Warning
7	1–Day Suspension
8	3–Day Suspension
9	5–Day Suspension
10	Possible Termination

An employee who is absent for three (3) consecutive working days for unexcused absence (by way of example, but not limited to, incarceration) or without notifying the company, will be dropped from the payroll as a voluntary quit, subject to showing just cause through the grievance and arbitration procedure.

Any combination of absences, late arrivals, or early dismissals totaling three (3) occurrences within the first ninety (90) days of employment is considered cause for termination.  Therefore, the first occurrence will result in verbal warning, the second occurrence will result in a written warning and the third occurrence will result in termination.

Amendment to General Absentee Policy

The newly negotiated General Absentee Policy (Policy) will become effective the date the contract is executed by the Parties.

Implementation of this Policy will be administered by using the employee’s current status in the Absenteeism section of the current policy, if any, in the disciplinary steps as their status under this new Policy, effective the date the contract is executed by the parties.  Any disciplinary step previously accumulated under the Tardiness section of the previous policy will be eliminated.
For example:  An employee at a verbal warning for excessive Absenteeism and a written warning for excessive Tardiness would remain at a verbal warning under the newly negotiated Policy until such time that they have another occurrence.

APPENDIX 1

HOURLY WAGE SCHEDULE

JOB
NUMBER	TITLE	3/27/06	3/26/07	3/24/08

GRADE 6		$9.04	$9.32	$9.62
22	Material Handler
26	Janitor
45	Ticket Writer

GRADE 5		$10.07	$10.39	$10.73
29	Die Runner

GRADE 4		$11.11	$11.46	$11.83
12	Assistant Painter
33	Head Stretcher
64	Fabricator
40	Lift Truck Operator
42	Maintenance B/Helper
49	Shipping/Receiving Clerk
50	Saw Operator
10	Die Repair Trainee
44	Anodizing Welder

GRADE 3		$12.02	$12.40	$12.80
13	Die Header
51	Water Trmt. Opr./CRU
93	Crane Operator
98	Lab Technician

GRADE 2		$12.72	$13.13	$13.55
28	Painter
68	Press Operator
99	Q.C. Operator

GRADE 1		$14.42	$14.88	$15.36
97	Journeyman Die Repair
90	Journeyman Maintenance
95	Extrusion Welder

9-XX	Crew Leader: To receive a rate of seventy-five cents ($0.75) per hour higher than the highest classification listed above, staffed and supervised.

Longevity Pay:

Effective March 30, 2003 the following cents per hour will be paid for all hours worked by employees in the categories noted, in addition to the employee’s regular rate of pay:

   Employees with hire dates between 4/01/2001 through 3/31/1993   =   $ ..01 cents per hour

   Employees with hire dates between 4/01/1993 through 3/31/1987   =   $  02 cents per hour

   Employees hired prior to 3/31/1987                                                   =   $  03 cents per hour

Newly Hired Employees:

New employees shall not be hired at a rate less than seven dollars ($7.00) per hour.

Effective the first Monday after the completion of the sixty (60) day probationary period, a new employee will receive a twenty-two cents ($0.22) per hour increase and shall continue to receive a twenty-two cents ($0.22) per hour increase on the first Monday of each month following the completion of their probationary period until they reach the proper rate of pay for their classification.  The cents per hour stated herein are to be considered minimum payable in the time frame and the employee must work or be paid for a minimum of one hundred and twenty (120) hours in the month to qualify for the increase.

Newly Awarded Job Bids:

An employee who is awarded a new job in a higher classification and is below the Contract rate shall receive a thirty cents ($0.30) per hour increase when they are moved to the new job and will continue to receive a twenty-five cents ($0.25) per hour increase on the first Monday of each month until they reach the proper rate of pay for their classification.  The cents per hour stated herein are to be considered minimum payable in the time frame and the employee must work or be paid for a minimum of one hundred and twenty (120) hours in the month to qualify for the increase.

APPENDIX 2
TOOL & DIE AND MAINTENANCE DEPARTMENTS

In order to provide for additional growth opportunities and to provide for attracting and retaining qualified employees, the following positions will be established within the Tool & Die Department and the Maintenance Department.  Any promotion to these positions will be made after the individual fulfills the requirements stipulated for the particular position.  The determination of having fulfilled the requirements would be done at the sole discretion of the Company.

		3/27/06	3/26/05	3/24/08
GRADE A		$ 16.03	$16.55	$17.07
97	Journeyman Die Repair “A”
90	Journeyman Maintenance (Certified)

GRADE X		$ 17.47	$18.03	$18.61

97	Master Die Repair Technician
90	Master Maintenance Technician

Employees classified as Die Repair Trainee as a minimum will receive the following:

Months in	% Of Die	Actual Rate
Classification	Repair Rate	3/26/00	3/25/01	3/24/02
0 – 12 months		$10.35	$10.54	$10.73
13 – 24 months	85%	$11.55	$11.74	$11.93
12 – 36 months	90%	$12.21	$12.40	$12.59
37 – 48 months	95%	$12.88	$13.07	$13.26
49 months or more	100%	$13.55	$13.74	$13.93

APPENDIX 3
IMPLEMENTATION OF GENERAL WAGE INCREASE
FIRST YEAR	(3/27/06 – 3/25/07)

The hourly rates listed in Appendix 1 shall be the rates of pay for each job and for each employee working in the listed job classification unless otherwise provided for in this Agreement.

Additionally, all active, full-time employees employed as of the date this contract is signed by the Parties (Union and Company) will be paid a one-time lump sum payment of $135.00.

SECOND YEAR	(3/26/07 – 3/23/08)

The hourly rates listed in Appendix 1 shall be the rates of pay for each job and for each employee working in the listed job classification unless otherwise provided for in this Agreement.

THIRD YEAR	(3/24/08 – 3/22/09)

The hourly rates listed in Appendix 1 shall be the rates of pay for each job and for each employee working in the listed job classification unless otherwise provided for in this Agreement.

GENERAL WORK RULES AND REGULATIONS

In any plant where people work together, there are certain rules of conduct, which must be in effect to operate in an orderly and efficient manner.  It is important that everyone treat others with consideration and respect.  We want this to be a good place to work.  Therefore, so that there may be no misunderstanding about satisfactory conduct, we have adopted the following general work rules and regulations.  Any additions or revisions to these general work rules and regulations will be posted on your local plant bulletin boards.

The purpose of our work rules is not to restrict the rights of anyone, but to protect and define the rights of all employees.  We are sure that the observance of these rules will lead to a better understanding and relationship among all employees.

The penalties for rule violations range from verbal warning to discharge, according to the circumstances involved.  Normally, the form of discipline will follow the pattern outlined in each of the following groups.  However, each case will be evaluated according to the individual circumstances involved and the type of discipline administered may vary from that listed in each group based on the seriousness of the offense.

Also, warnings for different offenses, within the same or different groups, may be combined to determine the type of discipline administered.

Such violations include, but are not necessarily limited to the following:

GROUP “A”

1st Offense	Verbal Warning
2nd Offense	Written Warning
3rd Offense	Disciplinary Layoff
4th Offense	Subject to Discharge

1.)  Failure to report tardiness or absence in the proper manner.

2.)  Excessive tardiness or absence.

3.)  Wasting time, loitering or leaving your immediate work area during working hours without permission from your supervisor.

4.)  Unauthorized stopping of work or making preparations to leave work (such as washing up or changing clothes) before the signal sounds for lunch period or before the specified quitting time.

5.)  Posting of notices or other written material on Company property without prior written approval of the Company and/or circulating or distributing written materials of any type which disturbs employees during working time is strictly prohibited.  Non-working time includes time before and after work, break periods and lunch periods, or other specified periods, if any, during the work day when employees are not engaging in performing their work tasks.

6.)  Creating or contributing to unsanitary conditions.

7.)  Careless or inefficient performance of duties, including failure to maintain proper standards of workmanship or productivity.

8.)  Failure to observe parking and traffic rules on Company property.

9.)  Failure to report an industrial accident immediately.

GROUP “B”

1st Offense	Written Warning
2nd Offense	Disciplinary Layoff
3rd Offense	Subject to Discharge

1.)            Engaging in horseplay, scuffling, throwing things, practical jokes or gambling on Company premises.

2.)            Frequent garnishments or assignment of wages for more than one indebtedness.

3.)            Failure to observe safety rules and procedures or an unsatisfactory accident record.

4.)            Using Company machinery, tools and equipment or Company material for personal use without proper authorization.

5.)            Performing other than Company work during working hours.

6.)            Offering and/or accepting a ride on a forklift or Company vehicle.

GROUP “C”

1st Offense	Disciplinary Layoff
or
Subject To Discharge

1.)            Threatening, intimidating or coercing fellow employees or supervision at any time.

2.)            Falsification of personnel or other work records.

3.)            Knowingly ringing the clock card for another employee or permitting another employee to ring your card.

4.)            Any act of defacement (including graffiti) of Company property.

5.)            Engaging in any conduct, verbal or otherwise, that would result in any form of sexual harassment.

GROUP “D”

1st Offense	Subject to Discharge

1.)            Insubordination, failure or refusal to perform assigned work.

2.)            Possession, drinking, using or being under the influence of alcohol or drugs on Company property at any time.

3.)            Sleeping on the job during working hours.

4.)            Improper conduct on Company premises, including, but not limited to fighting, immoral conduct or indecency.

5.)            Knowingly restricting output.

6.)            Unauthorized possession of weapons or explosives, including firearms, on Company premises, at any time.

7.)            Theft or removal of Company property, including scrap, without proper authorization.

8.)            Willful or careless damage of Company property, or to the property of another employee.

9.)            Leaving the plant during working hours without permission of your supervisor (considered a voluntary quit).

10.)          Unreported or unexcused absence of three (3) consecutive working days (considered a voluntary quit).

Warning notices shall not be considered in an employee’s record after one (1) year from the date of issuance, if no further related offenses have occurred during that time.